Apria, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

Exhibit 10.7

December 5, 2012

Daniel J. Starck

19 Pegasus Dr.

Coto De Caza, CA 92679

Re:	Amendment of Executive Employment Agreement

Dear Dan:

This letter confirms the amendment, as set forth below, of your Executive Employment Agreement, dated 3/14/2012, with Apria Healthcare Group Inc. (the “Severance Agreement”).

In the event that you become entitled to severance pay pursuant to Section 4(a) of the Severance Agreement and the timing of your delivery of the release of claims (as contemplated by Sections 4(a)and 4(d) of the Severance Agreement) could cause the severance pay installments to commence in either of two calendar years, such installments shall commence in the second of those two years but shall otherwise be paid in accordance with the Severance Agreement.

Except as expressly provided in the preceding paragraph, your Severance Agreement continues in effect in accordance with its terms. This letter shall be construed and interpreted consistent with Section 11(a) of the Severance Agreement.

Apria Healthcare Group Inc.

/s/ Robert S. Holcombe
By: Robert S. Holcombe
Title: EVP, General Counsel & Secretary

ACCEPTED AND AGREED:

/s/ Daniel J. Starck
Daniel J. Starck